Exhibit 23.2

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Oracle Corporation Amended and Restated 1993 Directors’ Stock Plan, the Eloqua Limited 2006 Stock Option Plan and the Eloqua, Inc. 2012 Stock Option and Incentive Plan, of our reports dated June 26, 2012, with respect to the consolidated financial statements and schedule of Oracle Corporation and the effectiveness of internal control over financial reporting of Oracle Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 2012, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

February 28, 2013